Exhibit 10.6

SERVICES AGREEMENT

This SERVICES AGREEMENT (the “Agreement”) is entered into by and between Marc Beer (“Chairman”) and BioTE Medical, LLC (the “Company”), and effective as of, and contingent upon, the closing of the transactions contemplated by that certain Business Combination Agreement dated as of December 13, 2021, by and among BioTE Holdings, LLC (“Holdings”), Haymaker Acquisition Corp. III (to be renamed biote Corp. as of the Effective Date), a publicly-traded Delaware corporation (“Parent”), and the other parties thereto (the “Transactions,” and such date, the “Effective Date”).

WHEREAS, Chairman is engaged to provide services to the Company as its Executive Chairman;

WHEREAS, the Company desires that Chairman continue to provide services to the Company and its affiliates and, in connection therewith, to compensate Chairman for Chairman’s personal services to the Company from and after the Effective Date; and

WHEREAS, Chairman wishes to continue to provide services to the Company and its affiliates and provide personal services to the Company and its affiliates in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.	ENGAGEMENT BY THE COMPANY.

1.1 At-Will Engagement. Chairman shall continue to provide services to the Company on an “at-will” basis, meaning either the Company or Chairman may terminate Chairman’s services at any time, with or without Cause (as defined in Section 6.2(e) below), Good Reason (as defined in Section 6.2(d) below), or advance notice, unless otherwise provided herein. Any contrary representations that may have been made to Chairman shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Chairman and the Company on the “at-will” nature of Chairman’s service with the Company, which may be changed only in an express written agreement signed by Chairman and a duly authorized officer of the Company (other than Chairman). Chairman’s rights to any compensation following a termination shall be only as set forth in Section 6 or under any applicable benefit or equity plan.

1.2 Position. Subject to the terms set forth herein, the Company agrees to continue to engage Chairman and Chairman hereby accepts such continued service. In addition, Chairman shall continue to serve as Executive Chairman of the Company and other Affiliates (as defined below) of the Company. During the term of Chairman’s service with the Company and excluding periods of vacation and sick leave for which Chairman is eligible, Chairman shall devote Chairman’s business time and attention to the affairs of the Company as necessary to discharge the responsibilities assigned hereunder and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities. In such position, the Chairman shall have such duties, authority, and responsibility as shall be jointly determined from time to time by the board of directors of the Parent (or a committee thereof) (the “Board”) and the Chief Executive Officer of the Company (the “Company CEO”), which duties, authority, and responsibility are consistent with the Chairman’s position.

1.3 Duties. Chairman will report to the Board and will render such business and professional services in the performance of Chairman’s duties, consistent with Chairman’s position as Chairman, as shall reasonably be assigned to Chairman by the Board and Company CEO, subject to the oversight and direction of the Board. Chairman shall be expected to continue to comply with all applicable laws, regulations, rules, directives and other legal requirements of federal, state and other governmental and regulatory bodies having jurisdiction over the Company and of the professional bodies of which the Company is a member. During Chairman’s service with the Company, Chairman continues to be required to maintain in good standing any licenses and certifications necessary for the performance of Chairman’s duties for the Company.

1.4 Location. Chairman shall perform Chairman’s duties under this Agreement principally out of Chairman’s home office in Massachusetts, or such other location as assigned. In addition, Chairman shall make such business trips to such places as may be reasonably necessary for the performance of Chairman’s duties and responsibilities hereunder.

1.5 Company Policies and Benefits. The service relationship between the parties shall continue to be subject to the Company’s written personnel policies and procedures as they may be adopted, revised, or deleted from time to time in the Company’s sole discretion. Chairman will continue to be eligible to participate on the same basis as similarly situated service providers and employees in the Company’s benefit plans in effect from time to time during Chairman’s service in accordance with the terms of such benefit plans. Subject to the preceding sentence, the Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.6 Insurance. While this Agreement and any such policy is in effect, the Company will include Chairman as an insured in its Directors and Officers Liability insurance policy in effect from time to time.

2.	COMPENSATION.

2.1 Base Compensation. Commencing on the Effective Date, Chairman shall receive annualized base compensation of $242,000, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements (solely to the extent applicable), in accordance with the Company’s standard payroll practices (as in effect from time to time, the “Base Compensation”).

2.2	Bonus.

(a) During Service. Chairman shall be eligible to receive an annual performance bonus (the “Annual Bonus”) with a target of one hundred percent (100%) of Chairman’s then-current Base Compensation (the “Target Bonus”). The Annual Bonus will be based upon the assessment of the Board of Chairman’s performance and the Company’s attainment of targeted goals (as established by the Board or a committee thereof in its sole discretion) over the applicable calendar year with, if applicable, input from the individual or body to whom Chairman reports. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings to the extent applicable to Chairman. No amount of any Annual Bonus is guaranteed at any time, and any Annual Bonus awarded may be greater or smaller than the Target Bonus amount. Further, except as otherwise stated in Section 6.3(a)(i), Chairman must be providing services in good standing through the date the Annual Bonus is paid to be eligible to receive an Annual Bonus and no partial or prorated bonuses will be provided. Unless otherwise stated in Section 6, any Annual Bonus, if awarded, will be paid at the same time annual bonuses are generally paid to other similarly situated service providers and employees of the Company. Chairman’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

(b) Upon Termination. Except as otherwise stated in Section 6, in the event Chairman leaves the service of the Company for any reason prior to the date the Annual Bonus is paid, Chairman is not eligible for such Annual Bonus, prorated or otherwise.

2.3 Company Equity Awards. Subject to approval of the Board, following the closing of the Transactions, Chairman may be granted equity awards from time to time covering shares of Parent’s common stock (each, an “Award”), pursuant and subject to the terms and conditions of Parent’s 2022 Equity Incentive Plan (the “Plan”) and other documents issued in connection with the grant (the “Award Documents”). The specific terms, conditions and vesting schedule of each Award will be as set forth in the Plan and Award Documents and other applicable documents, which Chairman may be required to sign, and each Award shall be subject to all of the terms and conditions of the Plan and the relevant Award Documents.

2.4 Expense Reimbursement. The Company will reimburse Chairman for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy in effect from time-to-time, subject to any applicable payroll withholdings and deductions (if any) to the extent applicable. For the avoidance of doubt, to the extent that any reimbursements payable to Chairman are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.	CONFIDENTIAL INFORMATION, INVENTIONS, AND ASSIGNMENT OBLIGATIONS.

In connection with Chairman’s continued service with the Company, Chairman will continue to receive and continue to have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits that Chairman is eligible to receive under this Agreement, Chairman agrees to sign the Company’s Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”), attached as Exhibit A, which contains certain confidentiality, non-disclosure, non-solicitation and non-competition obligations, among other obligations. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement and will supersede, prospectively only, any agreement that Chairman previously signed relating to the same subject matter.

4.	OUTSIDE ACTIVITIES.

Except with the prior written consent of the Board, Chairman will not, while engaged by the Company, undertake or engage in any other service, employment, occupation, or business enterprise except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization as Chairman may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Chairman’s position with the Company, and (iii) such other activities as may be specifically approved by the Board in writing, in the cases of (i)-(iii), so long as such activities do not interfere or conflict with the performance of Chairman’s duties and responsibilities under this Agreement. This restriction shall not, however, preclude Chairman from (x) owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, (y) managing Chairman’s passive personal investments (subject to the preceding subpart (x)), or (z) service or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition. The Company further acknowledges and agrees that Chairman is engaged in the activities set forth on Exhibit B, and that the Company consents to Chairman’s continued involvement in such activities.

5.	NO CONFLICT WITH EXISTING OBLIGATIONS.

Chairman represents that Chairman’s performance of all the terms of this Agreement and continued service to the Company do not and will not breach any agreement or obligation of any kind made prior to Chairman’s service by the Company, including agreements or obligations Chairman may have with prior employers or entities for which Chairman has provided services. Chairman has not entered into, and Chairman agrees that Chairman will not enter into, any agreement or obligation, either written or oral, in conflict herewith or with Chairman’s duties to the Company.

6.	TERMINATION OF SERVICE.

The parties acknowledge that Chairman’s service relationship with the Company continues to be at-will. Either Chairman or the Company may terminate the service relationship at any time, with or without Cause (as defined below) or advance notice; provided, however, that Chairman agrees to provide not less than fourteen (14) days’ advance written notice of any resignation. The provisions in this Section govern the amount of compensation, if any, to be provided to Chairman upon termination of service and do not alter this at-will status.

6.1 TERMINATION BY VIRTUE OF DEATH OR DISABILITY OF CHAIRMAN.

(a) In the event of Chairman’s death while providing services pursuant to this Agreement, all obligations of the parties hereunder and Chairman’s service shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies and applicable law, pay to Chairman’s legal representatives the Accrued Obligations (as defined in Section 6.2(c) below) due to Chairman.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Chairman, to terminate this Agreement based on Chairman’s Disability (as defined below). Termination by the Company of Chairman’s service based on “Disability” shall mean termination because Chairman is unable due to a physical or mental condition to perform the essential functions of Chairman’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Chairman’s service is terminated based on Chairman’s Disability, Chairman will be entitled to the Accrued Obligations due to Chairman.

(c) In the event Chairman’s service is terminated based on Chairman’s death or Disability, Chairman will not receive the Non-CIC Severance Benefits (as defined below), the CIC Severance Benefits (as defined below), or any other severance compensation or benefit, except that the Company will provide the Accrued Obligations (as stated in Sections 6.1(a) and 6.1(b)).

6.2 Termination by the Company or Resignation by Chairman (not in connection with a Change in Control).

(a) The Company shall have the right to terminate Chairman’s service pursuant to this Section 6.2 at any time (subject to any applicable cure period stated in Section 6.2(d)) with or without Cause or advance notice, by giving notice as described in Section 7.1 of this Agreement. Likewise, Chairman can resign from service with or without Good Reason, by giving notice as described in Section 7.1 of this Agreement. Chairman hereby agrees to comply with the additional notice requirements set forth in Section 6.2(d) below for any resignation for Good Reason. If Chairman is terminated by the Company (with or without Cause) or resigns from service with the Company (with or without Good Reason), then Chairman shall be entitled to the Accrued Obligations (as defined below). In addition, if Chairman is terminated without Cause or resigns for Good Reason, in either case, outside of the Change in Control Measurement Period (as defined below), and for the avoidance of doubt excluding a termination due to death or Disability, and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A- 1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided that Chairman timely executes and allows to become effective a separation agreement that includes, among other terms, a general release of claims in favor of the Parent, Holdings, the Company and their respective Affiliates and representatives and a non-competition clause that is no more restrictive than the non-competition clause contained in Section 6 of the Confidential Information Agreement, in the form presented by the Company (the “Separation Agreement”), and subject to Section 6.2(b) (the date that the general release of claims in the Separation Agreement becomes effective and may no longer be revoked by Chairman is referred to as the “Release Date”), then Chairman shall be eligible to receive the following severance benefits (collectively the “Non-CIC Severance Benefits”):

(i) The Company will pay Chairman severance pay in the form of continuation of Chairman’s then-current Base Compensation for twelve (12) months (the “Non-CIC Severance,” and such period following the termination date, the “Non-CIC Severance Period”). The Non-CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule following the termination date, subject to standard deductions and withholdings solely to the extent applicable to Chairman; provided, however that no portion of the Non-CIC Severance will be paid prior to the Release Date, and any such payments that are otherwise scheduled to be made prior to the Release Date shall instead accrue and be made on the first regular payroll date following the Release Date (subject to Section 6.6(b) below); and

(ii) Provided Chairman or Chairman’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Chairman’s (and Chairman’s covered dependents, as applicable) health insurance coverage in effect on the termination date (to the same extent as the Company pays such premiums for active service providers or employees) until the earliest of: (1) the end of the Non-CIC Severance Period following the termination date; (2) the date when Chairman becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Chairman ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), the “Non-CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Chairman’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Chairman on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding to the extent applicable, for the remainder of the Non-CIC COBRA Payment Period. Nothing in this Agreement shall deprive Chairman of Chairman’s rights under COBRA or ERISA for benefits under plans and policies arising as a result of Chairman’s service to the Company.

(b) Chairman shall not receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) or the CIC Severance Benefits pursuant to Section 6.3(a), as applicable, unless Chairman executes the Separation Agreement within the consideration period specified therein, which shall in no event be more than forty-five (45) days, and until the Separation Agreement becomes effective and can no longer be revoked by Chairman under its terms. Chairman’s ability to receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) or the CIC Severance Benefits pursuant to Section 6.3(a), as applicable, is further conditioned upon Chairman:

(i) returning all Company property; (ii) complying with Chairman’s post-termination obligations under this Agreement and the Confidential Information Agreement; (iii) complying with the Separation Agreement, including without limitation any non-disparagement and confidentiality provisions contained therein; and

(ii) resignation from any other positions Chairman holds with the Company or any of its Affiliates, effective no later than Chairman’s date of termination (or such other date as requested by the Board).

(c) For purposes of this Agreement, “Accrued Obligations” are (i) Chairman’s accrued but unpaid base compensation and, if the Company maintains a vacation accrual policy, any accrued but unused vacation through the date of termination, (ii) any unreimbursed business expenses incurred by Chairman payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Chairman under any qualified retirement plan or health and welfare benefit plan in which Chairman was a participant in accordance with applicable law and the provisions of such plan.

(d) For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Chairman’s express prior written consent: (i) a material reduction by the Company of Chairman’s Base Compensation or Target Bonus (other than in a broad-based reduction of not more than ten percent (10%) of Chairman’s Base Compensation or Target Bonus similarly affecting all other members of the Company’s executive management); (ii) the relocation of Chairman’s principal place of service, without Chairman’s consent, to a place that increases Chairman’s one-way commute by more than fifty (50) miles as compared to Chairman’s then-current principal place of service immediately prior to such relocation (iii) a material reduction in Chairman’s duties, authority, or responsibilities for the Company relative to Chairman’s duties, authority, or responsibilities in effect immediately prior to such material reduction; or (iv) the Company’s material breach of this Agreement or any other agreement with Chairman; provided that any such termination by Chairman shall only be deemed for Good Reason pursuant to this definition if: (1) Chairman gives the Company written notice as described in Section 7.1 of Chairman’s intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Chairman believes constitute(s) Good Reason, which notice shall describe such condition(s) in reasonable detail; (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Chairman, already informed Chairman that Chairman’s service with the Company is being terminated; and (4) Chairman voluntarily terminates Chairman’s service within thirty (30) days following the end of the Cure Period.

(e) For purposes of this Agreement, “Cause” for termination shall mean that Chairman has engaged in any of the following: (i) a material breach of any material covenant or condition under this Agreement, the Confidential Information Agreement, or any other material agreement between the Chairman and the Company; (ii) any act constituting material dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company; (iii) commission of any conduct which constitutes a felony under applicable law or which involves moral turpitude; (iv) material violation of any Company policy (including those pertaining to discrimination or harassment), after the expiration of thirty (30) days without cure after written notice of such violation; (v) gross negligence or gross misconduct in performance of Chairman’s duties that results in material harm to the Company, and, if such conduct is deemed curable by the Board in its reasonable discretion, after the expiration of fifteen (15) days without cure after written notice of such misconduct; (vi) breach of fiduciary duty to the Company, after the expiration of thirty (30) days without cure after written notice of such breach; or (vii) refusal to follow or implement a clear, reasonable and lawful directive of the Board, and, if such conduct is deemed curable by the Board in its reasonable discretion, after the expiration of fifteen (15) days without cure after written notice of such refusal or failure. For purposes of this definition, the “Company” shall mean and include Holdings, Parent and their respective subsidiaries and affiliates.

(f) For purposes of this Agreement, “Change in Control” shall have the meaning provided in the Plan; provided that, for clarity, the Transactions shall not be deemed to be a Change in Control for purposes of this Agreement.

(g) The Non-CIC Severance Benefits provided to Chairman pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Chairman may otherwise be entitled under any Company severance plan, policy, or program. For avoidance of doubt, Chairman shall not be eligible to receive both CIC Severance Benefits and Non-CIC Severance Benefits.

(h) Any damages caused by the termination of Chairman’s service without Cause not in connection with a Change in Control would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which Chairman is eligible pursuant to Section 6.2(a) above in exchange for the Separation Agreement are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(i) If the Company terminates Chairman’s service for Cause, or Chairman resigns from service with the Company without Good Reason, regardless of whether or not such termination is in connection with a Change in Control (as defined in the Plan, and which, for purposes of clarity, will not include the Transactions), then Chairman shall be entitled to the Accrued Obligations, but Chairman will not be eligible for the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit.

6.3 Termination by the Company without Cause or Resignation by Chairman for Good Reason (in connection with a Change in Control).

(a) The Company shall have the right to terminate Chairman’s service pursuant to this Section 6.3 at any time, with or without Cause or advance notice, by giving notice as described in Section 7.1 of this Agreement. Likewise, Chairman can resign from service with or without Good Reason, by giving notice as described in Section 7.1 of this Agreement. Chairman hereby agrees to comply with the additional notice requirements set forth in Section 6.2(d) above for any resignation for Good Reason. If Chairman is terminated without Cause or resigns for Good Reason, in either case, within one (1) month prior to or twelve (12) months following the effective date of a Change in Control (such period, the “Change in Control Measurement Period”), and for the avoidance of doubt excluding a termination due to death or Disability, and provided that such termination constitutes a Separation from Service, then Chairman shall be entitled to the Accrued Obligations and, provided that Chairman timely executes and allows to become effective a Separation Agreement, and subject to Section 6.2(b) above, then Chairman shall be eligible to receive the following severance benefits (collectively the “CIC Severance Benefits”):

(i) The Company will pay Chairman, for the eighteen (18) month period following the termination date, a monthly amount equal to the sum of (i) 1/12 of Chairman’s then-current Base Compensation plus (ii) 1/12th of Chairman’s then-current Target Bonus (the “CIC Severance,” and such period following the termination date, the “CIC Severance Period”). The CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule following the termination date, subject to standard deductions and withholdings to the extent applicable; provided, however that no portion of the CIC Severance will be paid prior to the Release Date, and any such payments that are otherwise scheduled to be made prior to the Release Date shall instead accrue and be made on the first regular payroll date following the Release Date (subject to Section 6.6(c) below);

(ii) Provided Chairman or Chairman’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Chairman’s (and Chairman’s covered dependents, as applicable) health insurance coverage in effect on the termination date (to the same extent as the Company pays such premiums to active services providers or employees) until the earliest of: (1) the end of the CIC Severance Period following the termination date; (2) the date when Chairman becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Chairman ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Chairman’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Chairman on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding to the extent applicable, for the remainder of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive Chairman of Chairman’s rights under COBRA or ERISA for benefits under plans and policies arising as a result of Chairman’s services to the Company; and

(iii) Notwithstanding the terms of any equity plan or award agreement to the contrary, the unvested portion of all time-based equity awards granted on or after the Effective Date and outstanding on the date of Chairman’s termination will become fully vested and (if applicable) exercisable as of the Release Date; provided, however, that nothing in this Agreement shall modify in any way the terms or conditions applicable to any Phantom Equity Rights Grant Notice and Award Agreement (or similar agreement) by and between Chairman and Company, Parent or Holdings, as such agreement may have been amended or clarified from time to time.

(b) The CIC Severance Benefits provided to Chairman pursuant to this Section 6.3 are in lieu of, and not in addition to, any benefits to which Chairman may otherwise be entitled under any Company severance plan, policy, or program.

(c) Any damages caused by the termination of Chairman’s service without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the CIC Severance Benefits for which Chairman is eligible pursuant to Section 6.3(a) above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.4 Cooperation With the Company After Termination of Service. Following termination of Chairman’s service for any reason, Chairman shall reasonably cooperate with the Company in all matters relating to the winding up of Chairman’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company; provided, however that the Company agrees that it (a) shall make reasonable efforts to minimize disruption of Chairman’s other activities; and (b) shall reimburse Chairman for all reasonable expenses incurred in connection with such cooperation.

6.5 Effect of Termination. Chairman agrees that should Chairman’s service be terminated for any reason, Chairman shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, all positions with any and all subsidiaries and Affiliates of the Company.

6.6 Application of Section 409A.

(a) It is intended that all of the compensation payable under this Agreement, to the greatest extent possible, either complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) or satisfies one or more of the exemptions from the application of Section 409A, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.

(b) No severance payments will be made under this Agreement unless Chairman’s termination of service constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A- 2(b)(2)(iii)), Chairman’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(c) To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, to the extent required to comply with Section 409A, if the period during which Chairman may consider and sign the Separation Agreement spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Chairman is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Chairman’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (x) the date that is six months and one day after Chairman’s Separation from Service, and (y) the date of Chairman’s death, the Company will: (i) pay to Chairman a lump sum amount equal to the sum of the severance benefits that Chairman would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.6(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.2 and 6.3. No interest shall be due on any amounts deferred pursuant to this Section 6.6(c).

(d) To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Chairman under this Agreement shall be paid to Chairman on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Chairman) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that compensation paid pursuant to the terms of this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

6.7 Excise Tax Adjustment.

(a) If any payment or benefit Chairman will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Chairman’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Chairman. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”)

(b) Notwithstanding any provision of this Section 6.7 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Chairman as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless Chairman and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 6.7. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Chairman and the Company within fifteen (15) calendar days after the date on which Chairman’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Chairman or the Company) or such other time as requested by Chairman or the Company.

(d) If Chairman receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.7(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Chairman agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.7(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.7(a), Chairman shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

6.8 Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.8, Chairman will not receive any severance benefits or any other compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Chairman the Accrued Obligations.

7.	GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally-recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Chairman at Chairman’s address as listed on the Company payroll or (if notice is given prior to Chairman’s termination of service) to Chairman’s Company-issued email address, or at such other address as the Company or Chairman may designate by ten (10) days’ advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Chairman or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement (including Exhibits A, B, and C), and any other separate agreement relating to equity awards constitute the entire agreement between Chairman and the Company with regard to the subject matter hereof and supersede any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Chairman and an authorized officer of the Company.

7.5 Counterparts. This Agreement may be executed by electronic transmission and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Chairman may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Chairman’s estate upon Chairman’s death.

7.8 Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of the State of Texas.

7.9 Indemnification. The Company acknowledges and agrees that it will defend, indemnify, and hold harmless Chairman in Chairman’s capacity as an officer and director of the Company as set forth in the Indemnification Agreement (“Indemnification Agreement”), attached as Exhibit C, which Company and Chairman agree to sign. The Indemnification Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement and will supersede, prospectively only, any agreement that Chairman previously signed relating to the same subject matter.

7.10 Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Chairman’s service with the Company or out of this Agreement, or Chairman’s termination of service or termination of this Agreement, may not be in the best interests of either Chairman or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Chairman’s service, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Chairman Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after service, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that provide for dispute resolution through other means. The location for the arbitration shall be the Dallas, Texas area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent applicable law prohibits mandatory arbitration of discrimination, harassment, and/or retaliation claims, in the event Chairman intends to bring multiple claims, including a discrimination, harassment, and/or retaliation claim, the discrimination, harassment, and/or retaliation claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Chairman’s option, Chairman may voluntarily pay up to one-half the costs and fees. The parties agree that this arbitration provision shall be interpreted in accordance with the Federal Arbitration Act. Any disputes over arbitrability will be determined by the arbitrator, and not any court. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the service relationship between Chairman and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement, or to institute in court an action for injunctive relief in aid of arbitration, provided that any such action must be brought in a state or federal court located in Dallas County, Texas. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. Chairman expressly waives any right or entitlement to bring any action on a class, collective or multi-party basis.

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IN WITNESS WHEREOF, the parties have executed this Services Agreement on the day and year first written above.

BIOTE Medical, LLC

By:	/s/ Terry Weber
Name:	Terry Weber
Title:	CEO

CHAIRMAN:

/s/ Marc Beer
Marc Beer